Liberty Silver Announces Updated Resource Estimate Identifying Increase

in Silver Resource Estimate at Trinity Project, Nevada

Toronto, ON – January 7, 2013.  Liberty Silver Corp. (TSX: LSL) (the “Company”) is pleased to announce that its updated National Instrument 43-101 compliant resource estimate (the “2012 NI 43-101 Compliant Resource Estimate”) identifies a significant increase in the inferred silver resource estimate at its Trinity Silver Project (“Trinity”).  In the 2012 NI 43-101 Compliant Resource Estimate the inferred oxide silver resource estimate increased 131%, to 7.3 million ounces, and the inferred sulfide silver-equivalent resource estimate increased 132%, to 28.8 million ounces, when compared to the resource estimate reported by the National Instrument 43-101 technical report dated December 1, 2011 (the “2011 NI 43-101”) filed on www.sedar.com.  The total inferred silver equivalent resource currently stands at 36.1 million ounces.

These increases are primarily attributable to the recent acquisition of the Primus lands (the “Hi Ho Silver Property”) that lies immediately adjacent to the east of the Company’s existing land holdings and the increase in silver prices that occurred between the 2011 NI 43-101 Technical Report and this update.  Mineralization on the Hi Ho Silver Property had been identified by historic drilling but could not be reported by the Company until the acquisition was completed.  Acquisition of the Hi Ho Silver Property was reported in Company press releases dated August 8, 2012 and October 16, 2012.

The Trinity Silver Project is located 25 miles north of Lovelock, Nevada, in the Trinity mining district, Pershing County, Nevada.  The 2012 NI 43-101 Compliant Resource Estimate was prepared on behalf of the Company by SRK Consulting (U.S) Inc. (“SRK”), Reno, Nevada.  The new mineral resource is reported in Tables 1a and 1b below for oxide and sulfide silver, respectively.

Table 1a.  Mineral Resource Statement of the Trinity Oxide Silver Deposit, SRK Consulting (U.S.) Inc, December 18, 2012

Cutoff Ag oz/ton	Resource Category	Tons (Millions)	Silver Grade	Contained Metal
			oz/ton	Silver (oz)
0.5	Inferred	6.43	1.134	7,287,369

Table 1b.  Mineral Resource Statement of the Trinity Silver-Lead-Zinc Sulfide Deposit, SRK Consulting (U.S.) Inc, December 18, 2012

Cutoff AgEq. oz/ton	Resource Category	Tons (Millions)	Silver Grade	Lead Grade	Zinc Grade	Equivalent Silver Grade	Contained Metal
			oz/ton	%	%	oz/ton	Silver (oz)	Lead (lbs)	Zinc (lbs)	AgEq (oz)
0.8	Inferred	19.79	1.07	0.217	0.354	1.46	21,164,650	85,956,657	140,253,403	28,836,759

Assumptions applied by SRK:

· Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability;
· There is no certainty that all or any part of the Mineral Resources estimated will be converted into Mineral Reserves estimate;

· Oxide and sulfide resources are stated as contained within a single potentially economic mineable open pit using a 0.5 oz/ton Ag cutoff grade for oxide and a 0.8 oz/ton silver equivalent (Ag Eq.) cutoff grade for sulfide;
· Resources stated in Table 1a and 1b are the oxide and sulfide components of the total Trinity Deposit inferred resource, which is 36,124,128 oz of contained silver equivalent;

·         Pit optimization is based on assumed silver, lead, and zinc prices of US$31.08/oz, US$0.94/lb, US$0.88 respectively;

.         Silver equivalent is based on three-year trailing silver, lead, and zinc prices of US$28.41/oz, US$1.02/lb, and US$0.96/lb, respectively;

· A tonnage factor of 13.7 cubic feet per ton was used for oxide;
· A tonnage factor of 13.3 cubic feet per ton was used for sulfide;
· Oxide metallurgical recovery of 68.6% for silver was applied with an ore mining and processing cost of US$7.05/ton;
· Sulfide metallurgical recoveries of 85.5% for silver, 85.4% for lead, and 82.8% for zinc were applied with an ore mining and processing cost of US$10.55/ton;
· A 4% Net Smelter Return (NSR) royalty associated with the project was applied in metal value calculations;
· A pit slope of 50° was used based on historic performance of the existing Trinity Pit;
· Mineral resource tonnage and contained metal have been rounded to reflect the accuracy of the estimate and numbers may not add due to rounding.

The mineral resource was estimated using inverse distance squared weighting with grade limiting and geostatistics applied to silver, lead, and zinc independently.  A total of 296 conventional rotary and reverse circulation drill holes were used in the resource model, most of which are historic drilling from U.S. Borax (the previous operator) in the 1980s.  The resource has been classified as inferred due to the use of substantial historic data which will require additional confirmation drilling in order to upgrade the resource from inferred to indicated

Geoff Browne, President and CEO of Liberty Silver, stated: “The updated NI 43-101 Resource Estimate is focused on the current pit area, the newly acquired Primus lands (Hi Ho Silver Property) adjacent to the existing pit, and the results of our 2012 drilling program.  The results have exceeded our expectations.  It is worth noting that we have further exploration potential in the immediate pit area.  All of this is before consideration of the potential of the additional exploration targets that have been identified by current as well as past geophysics, as well as a number of widely scattered, mineralized, historic drill holes.”

Recent project developments

In July, 2012 the Company announced completion of a reverse circulation drilling program at Trinity (see news release on July 9, 2012).  Eighteen holes were completed to depths of up to 1,500 ft for a total of 19,950 ft.  Drilling tested parts of five geographic domains at the south end of the Trinity open pit mine and south tongue of the 2011 NI 43-101 resource zone.  Sixteen of the 18 holes drilled intercepted 5-ft thick sample intervals ranging from less than 0.1 to greater than 1 oz/ton silver with individual intervals containing as much as 15 oz/ton silver.

On October 15, 2012, the Company consummated acquisition of the 100-acre Hi Ho Silver Property at Trinity (see news releases on Aug. 8, 2012 and October 16, 2012) from Primus Resources.  The Hi Ho Silver Property is located adjacent to the resource area identified in the 2011 NI 43-101 and was the sole remaining open ground within the approximate 10,940-acre joint venture area of interest.  Eighty-nine drill holes completed in the 1980s on the Hi Ho Silver Property were used for resource modeling of silver, lead, and zinc mineralization.

Qualified Person review

Jay Pennington is the SRK-Qualified Person, as defined by NI 43-101, responsible for the current resource estimation.  Mr. Pennington is a certified professional geologist as recognized by the American Institute of Professional Geologists and has over 27 years of experience in mineral exploration and resource geology.

This release has been reviewed for accuracy by Tim Percival, CPG, Reno, Nevada, consultant to the Company, who is a Qualified Person as defined in NI 43-101 Standards of Disclosure for Mineral Projects.

A copy of the Company’s complete NI 43-101 report as prepared by SRK will be available on the SEDAR website (www.sedar.com) and the Company website (www.libertysilvercorp.com) within 45 days of this news release.

About Liberty Silver Corp.

Liberty Silver Corp. is focused on exploring and advancing mineral properties located in North America.  Liberty Silver is led by a skilled, experienced management team and board of directors with significant experience managing exploration, development, and mining projects.  Liberty Silver is committed to creating value for its shareholders by advancing its current projects utilizing its mitigated risk approach to developing new resources on its current properties, and acquiring new properties that have the potential to increase their resource base.  The Trinity Silver Project, located in Pershing County, Nevada, is Liberty Silver’s flagship project.  Liberty Silver has the right to earn a joint venture interest in the 10,940 acres Trinity property pursuant to the terms of an earn-in agreement with Renaissance Gold Inc.

Information about the Company is available on its website, www.libertysilvercorp.com, or in the SEDAR and EDGAR databases.

For additional information:

Manish Z. Kshatriya, Executive VP & CFO

(888) 749-4916

mkshatriya@libertysilvercorp.com

Kevin O’Connor, Investor Relations

(416) 962-3300

ko@spinnakercmi.com

Cautionary Statements

Cautionary Note to U.S. Investors concerning estimates of Resources: This news release uses the terms “Measured, Indicated, and Inferred Resources.”  The Company advises U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize the terms.  U.S. investors are cautioned not to assume that any part or all of Measured or Indicated Mineral Resources will ever be converted into Reserves.  Inferred Resources have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  U.S. investors are cautioned not to assume that any part or all of a measured, indicated, or inferred resource exists, or is economically or legally minable.

Mineral resources that are not mineral reserves do not have demonstrated economic viability.  Mineral resource estimates do not account for mineability, selectivity, mining loss and dilution.  The assessment in the 43-101 report is preliminary in nature, includes inferred mineral resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves and there is no certainty that these inferred mineral resources will be converted to the measured and indicated categories through further drilling, or into mineral reserves, once economic considerations are applied.

Due to the uncertainty that may be attached to Inferred Mineral Resources, it cannot be assumed that all or any part of an Inferred Mineral Resource will be upgraded to an Indicated or Measured Mineral Resource as a result of continued exploration. Confidence in the estimate is insufficient to allow the meaningful application of technical and economic parameters or to enable an evaluation of economic viability worthy of public disclosure. Inferred Mineral Resources must be excluded from estimates forming the basis of feasibility or other economic studies.

The Toronto Stock Exchange does not accept responsibility for the adequacy or accuracy of this News Release.  No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Certain statements in this press release are forward-looking and involve a number of risks and uncertainties.  Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward looking statements are based on information currently available to the Company and the Company provides no assurance that actual results will meet management's expectations. Forward-looking statements include estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as "believes", "anticipates", "expects", "estimates", "may", "could", "would", "will", or "plan". Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, results of exploration, project development, reclamation and capital costs of the Company's mineral properties, and the Company's financial condition and prospects, could differ materially from those currently anticipated in such statements for many reasons such as: changes in general economic conditions and conditions in the financial markets; changes in demand and prices for minerals; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; technological and operational difficulties encountered in connection with the activities of the Company; and other matters discussed in this news release. This list is not exhaustive of the factors that may affect any of the Company's forward-looking statements. These and other factors made in public disclosures and filings by the Company should be considered carefully and readers should not place undue reliance on the Company's forward-looking statements. The Company does not undertake to update any forward-looking statement that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.